Exhibit 99.1

Contact:
T.C. Robillard
Vice President, Investor Relations
TC.Robillard@carters.com

Carter’s, Inc. Announces Quarterly Dividend
ATLANTA, August 20, 2026 – The Board of Directors of Carter’s, Inc. (NYSE:CRI) today declared a quarterly dividend of $0.25 per share, payable on September 25, 2026, to shareholders of record at the close of business on September 1, 2026.
Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including business conditions, the Company’s future financial performance, investment priorities, and other considerations.
About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.